Exhibit 99.1

Staples, Inc. Announces Changes to Board and Governance Policies

  Paul-Henri Ferrand nominated to Staples Board
  Lead Independent Director Robert C. Nakasone to Retire; Board to appoint Robert E. Sulentic as Lead Independent Director
  Board approves Independent Chair policy

FRAMINGHAM, Mass.--(BUSINESS WIRE)--January 14, 2015--Staples, Inc. (Nasdaq: SPLS) today announced that Paul-Henri Ferrand, Vice President of U.S. Sales and Operations at Google, has been nominated by the company’s Board of Directors for election as a Director at the 2015 Annual Meeting.

“We’re pleased to nominate Paul-Henri Ferrand to our Board of Directors,” said Vijay Vishwanath, Chair of the Nominating and Corporate Governance Committee. “Paul-Henri is a strong strategic fit given his deep background in ecommerce and technology at large, global organizations. His extensive business-to-business experience will be extremely valuable as we continue to focus on our delivery businesses as a key growth engine of Staples.”

Prior to joining Google, Ferrand was President of Dell North America, where he led Dell’s business-to-business and consumer segments with revenue of $24 billion. Prior to joining Dell in 2004, he held senior management positions at Nokia, Alcatel-Lucent and AT&T.

In addition, Robert C. Nakasone, Lead Independent Director, has announced his decision to retire at the end of his term at the 2015 Annual Meeting.

“Bob Nakasone has been a strong leader and has made significant contributions to Staples over many years,” said Ron Sargent, Chairman and Chief Executive Officer. “His deep knowledge and experience have been invaluable since the earliest days of our company, and we thank him for his dedicated service to Staples.”

The Board intends for Robert E. Sulentic to serve as Lead Independent Director, upon Nakasone’s retirement. Sulentic, Chief Executive Officer of CBRE, Inc., joined the Staples board in 2007 and currently serves as the Chair of the Audit Committee.

In response to feedback from shareholders during the company’s ongoing outreach program, the Board of Directors announced other changes. The Board plans to appoint an Independent Chair upon the succession of the current Chairman.

Additionally, the Company announced that Sargent has elected to eliminate a tax-gross up provision in his existing severance agreement and elected not to accept his 2.5 percent base salary raise for 2014, which the Board of Directors had previously approved.

About Staples

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Staples also offers free shipping for Staples Rewards Members, in most cases overnight. Headquartered outside of Boston, Staples operates in North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Staples will be filing with the SEC and mailing to its stockholders a proxy statement relating to the election of directors, including Mr.Ferrand, at its 2015 Annual Meeting. The proxy statement will contain important information about Staples and its director nominees. Stockholders are urged to read the proxy statement carefully when it is available. Stockholders and other interested persons will be able to obtain free copies of the proxy statement through the website maintained by the SEC at www.sec.gov and through Staples’ own website at http://investor.staples.com. Staples and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2015 Annual Meeting. Information regarding Staples’ directors and executive officers is contained in Staples Form 10-K for the year ended February 1, 2014 and its proxy statement dated April 11, 2014, which are filed with the SEC.

CONTACT:
Staples Inc.
Media Contact:
Kirk Saville, 508-253-8530
or
Investor Contact:
Chris Powers, 508-253-4632